Exhibit 4.2

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR SATISFACTORY ASSURANCES TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED WITH RESPECT TO SUCH SALE, OFFER, PLEDGE OR HYPOTHECATION.

WARRANT TO PURCHASE COMMON STOCK

of

Relmada Therapeutics, Inc.

Void after September __, 2024

This certifies that, for value received,                               , or registered assigns (“Holder”) is entitled, subject to the terms set forth below, to purchase from Relmada Therapeutics, Inc. (the “Company”), a Nevada corporation, _________ shares of the Common Stock of the Company (the “Shares”), upon surrender hereof, at the principal office of the Company referred to below and simultaneous payment therefor in lawful money of the United States or otherwise as hereinafter provided, at the Exercise Price as set forth in Section 2 below. This Warrant is issued pursuant to the Note and Warrant Purchase Agreements dated as of August __, 2017, among the Company and certain Purchasers named therein (collectively, the “Purchase Agreement”). The number, character and Exercise Price of such shares of Common Stock (the “Common Stock”) are subject to adjustment as provided below. The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein.

1. Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the term commencing September __, 2017 (the “Warrant Issue Date”), and ending at 5:00 p.m., Eastern Time on the seventh anniversary of the Warrant Issue Date, and shall be void thereafter.

2. Exercise Price. The Exercise Price per share of Common Stock at which this Warrant may be exercised shall be equal to $1.50 per share as adjusted from time to time pursuant to Section 10 below (the “Exercise Price”).

3. Exercise of Warrant.

(a) The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part at any time, or from time to time, by the surrender of this Warrant and the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), upon payment in cash or by check acceptable to the Company. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within 3 Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. In the event of any dispute or discrepancy, the records of the Company shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

1

(b) This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above and payment of the Exercise Price if exercised for cash, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date (the “Exercise Date”). As promptly as practicable on or after the Exercise Date, but in no event more than three (3) business days thereafter (the “Warrant Share Delivery Date”), the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of shares issuable upon such exercise. In the event that this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

4. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

5. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of loss, theft, or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

6. Rights of Shareholders. Until Holder exercises this Warrant and the Company issues Holder shares of Common Stock purchasable upon the exercise hereof, as provided herein, Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent or assert dissenter’s rights with respect to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise.

7. Transfer of Warrant.

(a) Warrant Register. The Company will maintain a register (the “Warrant Register”) containing the names and addresses of the Holder or Holders. Any Holder of this Warrant or any portion thereof may change his address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register of the Company, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

2

(b) Warrant Agent. The Company may, by written notice to the Holder, appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 7(a) above, issuing the Common Stock or other securities then issuable upon the exercise of this Warrant, exchanging this Warrant, replacing this Warrant, or any or all of the foregoing. Thereafter, any such registration, issuance, exchange, or replacement, as the case may be, shall be made at the office of such agent.

(c) Transferability and Non-negotiability of Warrant. This Warrant may not be transferred or assigned in whole or in part without compliance with the terms of this Warrant and all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company).

(d) Compliance with Securities Laws.

(i) Holder understands that the Warrant and the Shares are characterized as “restricted securities” under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under the Securities Act of 1933, as amended (the “1933 Act”) and applicable regulations thereunder, such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, Holder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. Holder understands that the Company is under no obligation to register any of the securities sold hereunder except as provided in Section 11 hereof. Holder understands that no public market now exists for any of the Warrants or the Shares and that it is uncertain whether a public market will ever exist for the Warrants or the Shares.

(ii) This Warrant and all certificates for the Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT, (B) A “NO ACTION” LETTER OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SALE OR OFFER OR (C) SATISFACTORY ASSURANCES TO THE CORPORATION THAT REGISTRATION UNDER SUCH ACT IS NOT REQUIRED WITH RESPECT TO SUCH SALE OR OFFER.”

3

(e) Disposition of Holder’s Rights.

(i) In no event will the Holder make a disposition of any of its rights to acquire Shares under this Warrant and/or of any of the Shares issuable upon exercise of any such rights unless and until (A) it shall have notified the Company of the proposed disposition, (B) if requested by the Company, it shall have furnished the Company with an opinion of counsel (which counsel may either be inside or outside counsel to the Holder) satisfactory to the Company and its counsel to the effect that (1) appropriate action necessary for compliance with the 1933 Act has been taken, or (2) an exemption from the registration requirements of the 1933 Act is available, and (C) if the disposition involves the sale of such rights or such Shares issuable upon exercise of such rights, it shall have offered to the Company, pursuant to Section 7(f) hereunder, such rights to acquire Shares or Shares issuable and upon exercise of such rights, as the case may be.

(ii) The restrictions imposed under this Section 7(e) shall terminate as to any of the Shares when (A) such security shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration or (B) such security may be sold without registration in compliance with Rule 144 under the 1933 Act, or (C) a letter shall have been issued to the Holder at its request by the staff of the Securities and Exchange Commission or a ruling shall have been issued to the Holder at its request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the Holder or holder of Shares then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for the Warrant or for such Shares not bearing any restrictive legend.

(h) Any entity to whom Holder transfers any right to purchase the Shares pursuant to this Warrant or any of the Shares issuable upon the exercise of such right shall become a “Holder” for purposes of this Section 7.

8. Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant and, from time to time, will take all steps necessary to amend its Fifth Amended and Restated Certificate of Incorporation (the “Certificate”) as the same may be amended from time to time to provide sufficient reserves of shares of Common Stock issuable upon exercise of the Warrant. The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Warrant, upon exercise of the rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, liens, and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

9. Amendments.

(a) This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder of this Warrant.

(b) No waivers of or exceptions to any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

4

10. Adjustments. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

(a) Reclassification. In case of any reclassification, consolidation or merger of the Borrower with or into another entity or any merger of another entity with or into the Borrower, or in the case of any sale, transfer or conveyance of all or substantially all of the assets of the Borrower (computed on a consolidated basis), each Note then outstanding will, without the consent of any Holder, become convertible only into the kind and amount of securities, cash or other property receivable upon such reclassification, consolidation, merger, sale, transfer or conveyance by a Holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto, after giving effect to any adjustment event.

(b) Stock Split, Dividend. If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a subdivision or split of Common Stock, or by the declaration of a dividend on the Common Stock, which dividend is wholly or partially in the form of additional shares of Common Stock or any other securities of the Borrower, then immediately after the effective date of such subdivision or split-up, or the record date with respect to such dividend, as the case may be, the Exercise Price shall be appropriately reduced so that the Holder of this Note thereafter exchanged shall be entitled to receive the percentage of shares of Common Stock which such Holder would have owned immediately following such action had this Note been exchanged immediately prior thereto;

(c) Reverse Split. If the number of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding Common Stock or reverse split, then, immediately after the effective date of such combination, the Exercise Price shall be appropriately increased so that the Holder of this Note thereafter exchanged shall be entitled to receive the percentage of shares of Common Stock which such Holder would have owned immediately following such action had this Note been exchanged immediately prior thereto.

(b) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 10, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such holder, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

5

11. Reclassification; Reorganization; Merger.

In case of any capital reorganization, other than in the cases referred to in Section 10(a) hereof, or the consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock or the conversion of such outstanding shares of Common Stock into shares of other stock or other securities or property), or in the case of any sale, lease, or conveyance to another corporation of the property and assets of any nature of the Company as an entirety or substantially as an entirety (such actions being hereinafter collectively referred to as “Reorganizations”), there shall thereafter be deliverable upon exercise of this Warrant (in lieu of the number of Shares theretofore deliverable) the number of shares of stock or other securities or property to which a holder of the respective number of Shares which would otherwise have been deliverable upon the exercise of this Warrant would have been entitled upon such Reorganization if this Warrant had been exercised in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by the Board of Directors of the Company, shall be made in the application of the provisions herein set forth with respect to the rights and interests of the Holder so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares or other property thereafter deliverable upon exercise of this Warrant. Any such adjustment shall be made by, and set forth in, a supplemental agreement between the Company, or any successor thereto) and the Holder, with respect to this Warrant, and shall for all purposes hereof conclusively be deemed to be an appropriate adjustment. The Company shall not effect any such Reorganization unless, upon or prior to the consummation thereof, the successor corporation, or, if the Company shall be the surviving corporation in any such Reorganization and is not the issuer of the shares of stock or other securities or property to be delivered to holders of shares of the Common Stock outstanding at the effective time thereof then such issuer, shall assume by written instrument the obligation to deliver to the Holder such shares of stock, securities, cash, or other property as such Holder shall be entitled to purchase in accordance with the foregoing provisions. In the event of sale, lease, or conveyance or other transfer of all or substantially all of the assets of the Company as part of a plan for liquidation of the Company, all rights to exercise this Warrant shall terminate thirty (30) days after the Company gives written notice to the Holder that such sale or conveyance or other transfer has been consummated.

The above provisions of this Section 11 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales, leases, or conveyances.

12 Miscellaneous.

(a) Additional Undertaking. The Holder hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Holder or the shares of Common Stock issued upon exercise hereof pursuant to the provisions of this Warrant.

(b) Governing Law; Venue. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware without resort to that State’s conflict-of-laws rules. Venue for any legal action hereunder shall be in the state or federal courts located in the Borough of Manhattan, New York, New York.

(c) Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6

(d) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Holder, the Holder’s permitted assigns and the legal representatives, heirs and legatees of the Holder’s estate, whether or not any such person shall have become a party to this Warrant and have agreed in writing to join herein and be bound by the terms hereof.

(e) Notices. All notices, requests, demands and other communications given or made in accordance with the provisions of this Warrant shall be addressed (i) if to Holder, at such Holder’s address, fax number or email address, as furnished to the Company on the signature page to the Purchase Agreement or as otherwise furnished to the Company by the Holder in writing, or (ii) if to the Company, to the attention of the President at such address, fax number or email address furnished to the Holder on the signature page to the Purchase Agreement or as otherwise furnished by the Company in writing, and shall be made or sent by a personal delivery or overnight courier, by registered, certified or first class mail, postage prepaid, or by facsimile or electronic mail with confirmation of receipt, and shall be deemed to be given on the date of delivery when made by personal delivery or overnight courier, 48 hours after being deposited in the U.S. mail, or upon confirmation of receipt when sent by facsimile or electronic mail. Any party may, by written notice to the other, alter its address, number or respondent, and such notice shall be considered to have been given three (3) days after the overnight delivery, airmailing, faxing or sending via e-mail thereof.

[Signatures appear on the following page]

7

IN WITNESS WHEREOF, Relmada Therapeutics, Inc. has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated as of September __, 2017.

RELMADA THERAPEUTICS, INC.

By:
Sergio Traversa, PharmD
Chief Executive Officer

8

NOTICE OF EXERCISE

To: Relmada Therapeutics, Inc.

(1)	The undersigned hereby elects to purchase ____________________(_________) shares of Common Stock of Relmada Therapeutics, Inc., pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

(2)	Payment shall take the form of lawful money.

(3)	In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Common Stock have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and are restricted securities under the 1933 Act and that the undersigned will not offer, sell, or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the 1933 Act or any state securities laws.

(4)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

Name _____________________________

(5)	Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

Name______________________________

Name______________________________

Date:	Signature:

9